EXHIBIT 99.1

AVX Corporation Announces Preliminary First Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) – July 28, 2009-- AVX Corporation (NYSE:  AVX) AVX today reported preliminary unaudited results for the first quarter ended June 30, 2009.

Highlights:

•	Revenue for the June 2009 quarter increased 7.4% from the previous quarter to $292.0 million.
•	Gross Profit margin excluding special charges improved to 18.8% in the current quarter compared to 17.1% in the previous quarter and 16.0% in the same quarter last year.
•	Non-GAAP net income of $25.4 million, or $0.15 per share, for the June 2009 quarter.
•	Dividends of $6.8 million, or $0.04 per share, were paid during the first quarter of fiscal 2010.
•	Cash and investments in securities increased $50.4 million from March 31, 2009 to $812.9 million with no debt at June 30, 2009.

For the quarter ended June 30, 2009, net sales increased sequentially over the previous quarter by $20.2 million, or 7.4%, to $292.0 million. Gross profit as a percent of sales (including special charges) improved over both the previous quarter and the same quarter last year to 18.5%.  On a U.S. GAAP basis, unaudited net income (including special charges) for the quarter was $24.3 million, or $0.14 per diluted share.

Non-GAAP net income (excluding special charges) was $25.4 million, or $0.15 per diluted share, for the quarter ended June 30, 2009.   Non-GAAP gross profit as a percent of sales (excluding special charges) improved to 18.8% this quarter.

Chief Executive Officer and President, John Gilbertson, stated, “We are pleased to report first quarter results that reflect sequential improvement over the previous quarter in both margins and in revenue. Our continuing focus on higher value products in addition to the benefits of our previously initiated productivity and cost control measures led to significant improvement in our gross profit margins during the quarter.  We continue to remain optimistic about the future as many end markets appear to be improving and we believe our sustained financial strength provides us a solid base for future performance improvement.  The Company has worked hard to maintain a solid balance sheet and is proud of its ability to continue to pay a quarterly cash dividend.”

During the current quarter, the Company incurred $1.0 million of pre-tax restructuring charges related to global actions to realign production capabilities and reduce personnel costs and a pre-tax charge of $0.4 million related to the decline in fair value of its available-for-sale securities transferred from an impaired Bank of America enhanced cash investment fund.

GAAP to Non-GAAP Reconciliation (unaudited) (in thousands, except per share data)	Three Months Ended June 30,
	2008		2009
Including special charges and gains (GAAP)
Net Sales	$396,889		$292,040

Net income (loss)	$31,005		$24,280
Diluted income (loss) per share	$0.18		$0.14

Excluding special charges and gains (Non-GAAP)
Special charges (after-tax)
Restructuring	$934		$850
Other operating income	$(2,532)	$
Available-for-Sale securities impairment	$-		$264
Net income	$29,407		$25,394
Diluted income per share	$0.17		$0.15

See discussion of GAAP/Non-GAAP presentation below.

Chief Financial Officer, Kurt Cummings, stated, “Our management team continues to reduce operating cost and free up working capital. The Company’s financial position remains exceptionally strong with cash and cash equivalents and short and long-term investments in securities of $812.9 million and no debt at June 30, 2009. During the quarter, the Company paid $6.8 million of dividends to stockholders and spent $0.6 million to repurchase shares of AVX stock on the open market which are held as treasury stock.”

In order to better understand the Company’s short-term and long-term financial trends, investors may find it helpful to consider results excluding special charges and gains related to other operating income from gains on the sale of corporate assets, operations’ restructuring charges, environmental charges and the write down of certain available-for-sale securities due to an other-than-temporary impairment. The resulting non-GAAP financial measure provides additional information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and may be of assistance for period-over-period comparisons of such operations. Management considers the exclusion of such charges as part of its evaluation of the operating performance of the Company. Investors should consider the non-GAAP measure as a supplement to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, the non-GAAP financial measure may not be similar to non-GAAP information presented by other companies.  Detail of the Company’s non-GAAP measure is provided in the table above.

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	June 30,
	2008	2009
Net sales	$396,889	$292,040
Cost of sales	333,458	237,198
Restructuring charges	1,279	700
Gross profit	62,152	54,142
Selling, general & admin. expense	34,149	27,331
Restructuring charges	12	300
Other operating (income)/expense	(4,051)	-
Profit from operations	32,042	26,511
Other income	8,376	2,054
Income before income taxes	40,418	28,565
Provision for taxes	9,413	4,285
Net income	$31,005	$24,280

Basic income per share	$0.18	$0.14
Diluted income per share	$0.18	$0.14

Weighted average common
shares outstanding:
Basic	170,976	170,332
Diluted	171,292	170,332

Net income for the quarter ended June 30, 2008 included a pre-tax restructuring charge of $1,291 related to worldwide headcount reduction, and a pre-tax gain of $4,051 related to the sale of excess assets. Additionally, for the quarter ended June 30, 2008, the provision for income taxes includes $2,000 of benefits for the recognition of tax investment allowances related to additional capital investments made in our Penang, Malaysia facility.

Results for the quarter ended June 30, 2009 included a pre-tax restructuring charge of $1,000 and a pre-tax impairment charge of $362 in other income related to the decline in value of available-for-sale securities.

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	June 30,
	2009	2009
Assets
Cash and cash equivalents	$522,709	$565,844
Short-term investments in securities	-	40,000
Available-for-sale securities	24,014	19,798
Accounts receivable, net	143,715	146,901
Inventories	365,003	348,831
Other current assets	77,063	82,642
Total current assets	1,132,504	1,204,016
Long-term investments in securities	199,192	180,070
Long-term available-for-sale securities	16,565	7,142
Property, plant and equipment, net	263,387	264,462
Goodwill and other intangibles	252,849	251,788
Other assets	8,032	8,947

TOTAL ASSETS	$1,872,529	$1,916,425

Liabilities and Stockholders' Equity
Accounts payable	$63,975	$75,310
Income taxes payable and accrued expenses	85,427	75,740
Total current liabilities	149,402	151,050
Other liabilities	53,374	49,730

TOTAL LIABILITIES	202,776	200,780

TOTAL STOCKHOLDERS' EQUITY	1,669,753	1,715,645

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,872,529	$1,916,425

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings
843-946-0691
finance@avxus.com